Exhibit 10.7

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT is made as of August 11, 2024

AMONG:

1315 Capital II, LP., a limited partnership existing under the laws of Delaware (the “Shareholder”)

- and -

Neuronetics, Inc., a corporation existing under the laws of the State of Delaware (“Neuronetics”)

RECITALS:

WHEREAS, in connection with an arrangement agreement between Neuronetics and Greenbrook TMS Inc. (“Greenbrook”) dated the date hereof (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”) Neuronetics proposes to acquire all of the issued and outstanding common shares (the “Shares”) of Greenbrook in exchange for the Consideration subject to the terms and conditions set forth in the Arrangement Agreement;

WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario);

WHEREAS, the Shareholder is the beneficial owner, directly or indirectly, of the Subject Securities listed in Schedule A hereto; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In this Agreement, including the recitals:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;

“Agreement” means this voting and support agreement dated as of the date hereof between the Shareholder and Neuronetics as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Arrangement Agreement” has the meaning ascribed thereto in the recitals hereof;

“Expiry Time” has the meaning ascribed thereto in Section 3.1(a);

“Greenbrook” has the meaning ascribed thereto in the recitals hereof;

“Madryn Voting Support Agreement” means the voting and support agreement entered into on the date hereof between Madryn Asset Management LP and Neuronetics.

“Neuronetics” has the meaning ascribed thereto in the preamble hereof;

“Parties” means the Shareholder and Neuronetics and “Party” means either one of them;

“Shareholder” has the meaning ascribed thereto in the preamble hereof;

“Shares” has the meaning ascribed thereto in the recitals hereof;

“Subject Securities” means the Shares and other securities listed on Schedule A hereto and any Shares acquired by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Subject Securities may be converted into, exchanged for or otherwise changed into; and

“Voting Support Outside Date” means the date that is 270 days from the date hereof.

1.2	Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Currency

All references to dollars or to $ are references to United States dollars.

1.4	Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. (Toronto Time) on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. (Toronto Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.7	Incorporation of Schedules

Schedule A attached hereto, for all purposes hereof, forms an integral part of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to Neuronetics (and acknowledges that Neuronetics is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)

the Shareholder, if the Shareholder is not a natural person, is a corporation or other entity validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)

the Shareholder, if the Shareholder is not a natural person, has the requisite power and authority to enter into and perform its obligations under this Agreement and the execution and delivery of this Agreement by the Shareholder and the performance by it of its obligations hereunder have been duly authorized and no other proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(c)

this Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(d)

the Shareholder beneficially owns, and exercises control or direction over, all of the Subject Securities set forth opposite its name in Schedule A hereto. Other than the Subject Securities, the Shareholder does not beneficially own, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of Greenbrook or any of its affiliates;

(e)

as at the date hereof, the Shareholder is, and immediately prior to the Effective Time the Shareholder will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all Liens;

(f)	the Shareholder has the sole right to sell and vote or direct the sale and voting of the Subject Securities;
(g)

no Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except Neuronetics pursuant to this Agreement and the Arrangement Agreement;

(h)

no consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by it of its obligations under this Agreement, other than those that: (i) have been obtained; (ii) are contemplated by the Arrangement Agreement; or (iii) consents, approvals, orders, authorizations, declarations or filings, the failure of which to make or obtain would not be reasonably expected to, individually or in the aggregate, prevent or materially impede the ability of the Shareholder to perform its obligations as contemplated hereby;

(i)

none of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of Greenbrook’s securityholders or give consents or approvals of any kind, except this Agreement and as contemplated by the Arrangement Agreement;

(j)

none of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Shareholder (if the Shareholder is not a natural person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity to which the Shareholder is subject or bound; or (iv) any Law in any material respect; and

(k)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder or its affiliates that would adversely affect the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder.

2.2	Representations and Warranties of Neuronetics

Neuronetics represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)	Neuronetics is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
(b)

Neuronetics has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution and delivery of this Agreement by Neuronetics and the performance by it of its obligations hereunder have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(c)

this Agreement has been duly executed and delivered by Neuronetics and constitutes a legal, valid and binding agreement of Neuronetics enforceable against Neuronetics in accordance with its terms subject to any limitation under bankruptcy, insolvency or Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(d)

no consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by Neuronetics in connection with the execution and delivery of this Agreement by Neuronetics and the performance by it of its obligations under this Agreement, other than those that: (i) have been obtained; (ii) are contemplated by the Arrangement Agreement; or (iii) consents, approvals, orders, authorizations, declarations or filings, the failure of which to make or obtain would not be reasonably expected to, individually or in the aggregate, prevent or materially impede the ability of Neuronetics to consummate the Arrangement and the transactions contemplated hereby;

(e)

none of the execution and delivery by Neuronetics of this Agreement or the completion of the transactions contemplated hereby or the compliance by Neuronetics with its obligations hereunder will: (i) contravene, conflict with, or result in any violation or breach of the organizational documents of Neuronetics; or (ii) assuming compliance with the matters referred to in Paragraph (4) of Schedule 4.1 of the Arrangement Agreement, contravene, conflict with or result in a violation or breach of any Law in any material respect; and

(f)

Neuronetics has the requisite corporate power and authority to enter into the Arrangement Agreement and to perform its obligations under the Arrangement Agreement and to complete the transactions contemplated by the Arrangement Agreement.

ARTICLE 3

COVENANTS

3.1	Covenants of the Shareholder
(a)

The Shareholder hereby covenants with Neuronetics that from the date of this Agreement until the termination of this Agreement in accordance with its terms pursuant to Section 4.1 (the “Expiry Time”), the Shareholder will not, without having first obtained the prior written consent of Neuronetics:

(i)

sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than (A) pursuant to the Arrangement or (B) any exercise of Greenbrook Options for Shares in accordance with their terms, conversion of debt under the Greenbrook Credit Agreement or the Greenbrook Subordinated Convertible Notes, as applicable, in accordance with their terms or settlement of Greenbrook PSUs or Greenbrook RSUs in accordance with their terms;

(ii)

other than as set forth herein, grant or agree to grant any proxies or powers of attorney, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities; or

(iii)	requisition or join in the requisition of any meeting of any of the securityholders of Greenbrook for the purpose of considering any resolution.
(b)

The Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities:

(i)	at any meeting of any of the securityholders of Greenbrook at which the Subject Securities are entitled to vote, including the Greenbrook Meeting; and
(ii)	in any action by written consent of the securityholders of Greenbrook,

in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement). In connection with the foregoing, subject to this Section 3.1(b), the Shareholder hereby agrees to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of its Subject Securities (to the extent that they carry the right to vote) as soon as practicable following the mailing of the Greenbrook Proxy Statement and in any event at least 10 calendar days prior to the Greenbrook Meeting, voting all such Subject Securities (to the extent that they carry the right to vote) in favour of the Arrangement Resolution. The Shareholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, revoke, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1.

(c)

The Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent that they carry the right to vote): (i) against any Greenbrook Acquisition

Proposal or Greenbrook Superior Proposal or other merger, take-over bid, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, dissolution, liquidation, winding up or similar transaction involving Greenbrook or any Subsidiary of Greenbrook that requires the approval of securityholders of Greenbrook, and any proposed action by Greenbrook, any Shareholder, any of Greenbrook’s Subsidiaries or any other Person in connection therewith, in each case other than the Arrangement; (ii) against any proposed action by Greenbrook, any Greenbrook Shareholder, any of Greenbrook’s Subsidiaries or any other Person which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement, including without limitation any amendment to the articles or by-laws of Greenbrook or any of its Subsidiaries or their respective corporate structures or capitalization; and (iii) against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of Greenbrook under the Arrangement Agreement.

(d)

The Shareholder hereby covenants, undertakes and agrees, in the event that any transaction for the proposed acquisition of at least twenty percent of the Shares of Greenbrook, where such transaction requires the approval of the securityholders of Greenbrook, other than the Arrangement, is presented prior to the Expiry Time for approval of, or acceptance by, securityholders of Greenbrook, whether or not it may be recommended by the Greenbrook Board, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Subject Securities.

(e)

Until the Expiry Time, subject to Section 4.5, the Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, shareholder, representative or agent or otherwise:

(i)	solicit proxies or knowingly become a participant in a solicitation in opposition to or competition with Neuronetics’ proposed purchase of the Shares as contemplated by the Arrangement;
(ii)

assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Neuronetics’ proposed purchase of the Shares as contemplated by the Arrangement;

(iii)

act jointly or in concert with others with respect to voting securities of Greenbrook for the purpose of opposing or competing with Neuronetics’ proposed purchase of the Shares as contemplated by the Arrangement;

(iv)

solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Greenbrook or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Greenbrook Acquisition Proposal;

(v)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Neuronetics) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Greenbrook Acquisition Proposal;

(vi)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any Greenbrook Acquisition Proposal;
(vii)

accept or enter into, or publicly propose to accept or enter into, any agreement, letter of intent, understanding or arrangement in respect of a Greenbrook Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to, a Greenbrook Acquisition Proposal; or

(viii)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.
(f)

The Shareholder will not (i) exercise any dissent rights in respect of the Arrangement; (ii) contest in any way the approval of the Arrangement by any Governmental Entity; or (iii) take any other action of any kind, in each case, which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement.

(g)

The Shareholder will, and will cause each of its affiliates and representatives to, immediately cease and terminate, any solicitation, encouragement, discussion, negotiation or other activities with any Person (other than Neuronetics) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Greenbrook Acquisition Proposal.

(h)	The Shareholder hereby consents to:
(i)

details of this Agreement being set out in any press release, information circular, including the Greenbrook Proxy Statement, and court documents produced by Greenbrook, Neuronetics or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and

(ii)

this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval Plus (SEDAR+) and the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) operated on behalf of the Securities Authorities.

(i)

Except as required by applicable law or stock exchange requirements, the Shareholder will not, and will ensure that their affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of Neuronetics.

ARTICLE 4

GENERAL

4.1	Termination

This Agreement will terminate upon the earliest to occur of:

(a)	the mutual agreement in writing of the Shareholder and Neuronetics;
(b)	written notice by the Shareholder to Neuronetics if, without the prior written consent of the Shareholder:
(i)	there is any decrease in the amount of Consideration set out in the Arrangement Agreement;
(ii)	there is any change in the form of Consideration set out in the Arrangement Agreement;
(c)	the valid termination of the Madryn Voting Support Agreement pursuant to Section 4.1(c) of the Madryn Voting Support Agreement;
(d)	the Effective Date; and
(e)	the Voting Support Outside Date.
4.2	Time of the Essence

Time is of the essence in this Agreement.

4.3	Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

4.4	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5	Fiduciary Duty

Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit any director or officer of Greenbrook from fulfilling his or her fiduciary duty as a director or officer of Greenbrook. If the Shareholder is a director of Greenbrook, the Shareholder and Neuronetics hereby acknowledge and agree that the Shareholder is bound hereunder solely in his capacity as a shareholder of Greenbrook and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in his capacity as a director of Greenbrook.

4.6	Waiver; Amendment

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

4.7	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

4.8	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or e-mail and addressed:

(a)	if to Neuronetics at:

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, PA 19355

Attention:        Andrew Macan, Executive Vice President, General Counsel and Chief Compliance Officer

E-mail:            [***REDACTED***]

with copies (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:        Jonah Mann and John Lee

E-mail:            [***REDACTED***]

and

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

Attention:        Brian Short and Harry Levin

E-mail:            [***REDACTED***]

(b)	if to the Shareholder at:

1315 Capital II, LP

2929 Walnut Street, Suite 1240

Philadelphia, PA 19104

Attention:        Adele Oliva

E-mail:            [***REDACTED***]

with a copy to:

Adele Oliva

Attention:        Brian Schwenk

E-mail:            [***REDACTED***]

Any notice is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by e-mail, on the date of confirmation of transmission by the originating or e-mail if such confirmation is prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing.

4.9	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10	Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that Neuronetics may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, Neuronetics shall continue to be liable joint and severally with such affiliate for all of its obligations hereunder.

4.11	Expenses

Each Party will pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.12	Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.13	Further Assurances

The Shareholder will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and will provide such further documents or instruments required by Neuronetics as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.14	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic transmission (including e-mail)) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy (including e-mail) of this Agreement, and such facsimile or similar executed electronic copy (including e-mail) shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Shareholder has executed this Agreement as at the date first above written.

1315 CAPITAL II, LP, by its general partner, 1315 CAPITAL MANAGEMENT II, LLC

By:	/s/ Adele C. Olivia
	Name:	Adele C. Oliva
	Title:	Managing Member

[Signature Page to Voting and Support Agreement]

Accepted and agreed on this 11th day of August 2024.

NEURONETICS, INC.

By:	/s/ Keith J. Sullivan
	Name:	Keith J. Sullivan
	Title:	President & CEO

[Signature Page to Voting and Support Agreement]